Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 26, 2009, with respect to the consolidated financial statements and schedules included in the Annual Report of Crimson Exploration Inc. on Form 10-K for the year-ended December 31, 2008 which are included in this Amendment No. 1 to the Registration Statement and Prospectus filed November 20, 2009 (Reg. No. 333-163277). We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Houston, Texas
December 7, 2009